Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETS (“[***]”), HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

LOAN AND SECURITY AGREEMENT

Dated as of October 1, 2025

______________________________________________________________

ALLIANCE ENTERTAINMENT HOLDING CORPORATION,

AENT CORPORATION,

ALLIANCE ENTERTAINMENT, LLC,

AEC DIRECT, LLC,

DIRECTTOU, LLC,

PROJECT PANTHER ACQUISITION CORPORATION,

MILL CREEK ENTERTAINMENT, LLC, and

COKEM INTERNATIONAL, LTD.

as Borrowers

______________________________________________________________

BANK OF AMERICA, N.A.,

as Agent

______________________________________________________________

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

______________________________________________________________

-i-

 Table of Contents continued

-ii-

Table of Contents continued

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment
Schedule 1.1	Commitments of Lenders
Schedule 1.2	Investment Grade Account Debtors at Closing
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

-iii-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of October 1, 2025, among AENT CORPORATION, a Delaware corporation (“AENT”), ALLIANCE ENTERTAINMENT, LLC, a Delaware limited liability company (“Alliance Entertainment”), AEC DIRECT, LLC, a Delaware limited liability company (“AEC Direct”), DIRECTTOU, LLC, a Delaware limited liability company (“Directtou”), PROJECT PANTHER ACQUISITION CORPORATION, a Delaware corporation (“Panther”), MILL CREEK ENTERTAINMENT, LLC, a Minnesota limited liability company (“Mill Creek”) and COKEM INTERNATIONAL, LTD., a Minnesota corporation (“COKeM”), and ALLIANCE ENTERTAINMENT HOLDING CORPORATION, a Delaware corporation (“Parent”; and together with AENT, Alliance Entertainment, AEC Direct, Directtou, Panther and Mill Creek, each a “Borrower” and collectively, the “Borrowers”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Account Charge” means, individually and collectively, one or more English law-governed and/or Irish law-governed charged account control deeds, to be entered into on or prior to the date specified in Section 6.3(b), among Alliance Entertainment and/or Directtou (as chargors), Agent, and Bank of America, N.A. or Bank of America Europe DAC (or any other applicable Affiliate thereof) with respect to the Permitted Euros Accounts and the Permitted Japanese Yen Account, as amended, restated, supplemented and otherwise modified from time to time.

“Accounts Formula Amount” the sum of (a) 90% of the Value of Eligible Investment Grade Domestic Accounts, plus (b) 85% of the Value of all other Eligible Domestic Accounts, plus, (c) 90% of the Value of all Eligible Financed Accounts, plus (d) the lesser of (i) $15,000,000 and (ii) the sum of (x) 90% of the Value of Eligible Investment Grade Foreign Accounts, plus (y) 85% of the Value of all other Eligible Foreign Accounts; provided, however, that, (1) the percentage in clauses (a) and (d)(ii)(x) hereof shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds, 2.5% (or, without duplication, an Availability Reserve will be established to the same effect) and (2) the percentages in each other clause hereof shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.0% (or, without duplication, an Availability Reserve will be established to the same effect).

“Accrued Royalties Reserve” means the aggregate amount of (a) Borrowers’ royalty fees and license fees that are unpaid after the original due date and (b) Borrowers’ royalty fees and license fees that are not past due (net of respective offsets) to the extent the aggregate amount of such net fees determined under this clause (b) exceed $2,000,000 (provided that, such dollar threshold amount may be adjusted or reduced by Agent in its Permitted Discretion during an Event of Default).

“Acquisition” a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

“Affected Financial Institution” any EEA Financial Institution or UK Financial Institution.

“Affiliate” with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

“Agent Indemnitees” Agent and its officers, directors, employees, Affiliates and Agent Professionals.

“Agent Professionals” attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent.

“Allocable Amount” as defined in Section 5.10.3.

“[***]” means [***], a Delaware corporation.

“Anti-Corruption Law” any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and Patriot Act.

“Anti-Terrorism Law” any law relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” means, (a) with respect to all Term SOFR Loans and Daily Simple SOFR Loans: (i) 1.50% per annum, for the period commencing on the Closing Date through and including March 31, 2026 and (ii) 1.625% per annum, at any time thereafter, and (b) with respect to any and all Base Rate Loans, (i) 0.50%, for the period commencing on the Closing Date through and including March 31, 2026 and (ii) 0.625% at any time thereafter.

“Approved Fund” any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

“Assignment” an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

“Availability” the Borrowing Base minus Revolver Usage.

“Availability Reserve” the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve (without duplication of any amounts already deducted for rent and charges in determining the Inventory Formula Amount); (c) the Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens on Collateral that are or may be senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) Accrued Royalties Reserve; and (f) additional reserves in amounts and with respect to matters as Agent may establish from time to time in its Permitted Discretion.

“Bail-In Action” the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” as defined in the preamble to this Agreement.

“Bank of America Indemnitees” Bank of America and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

“Bank Product” any of the following products or services extended to a Borrower or Affiliate of a Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; and (d) other banking products or services, other than Letters of Credit.

“Bank Product Reserve” the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations.

“Bankruptcy Code” Title 11 of the United States Code.

“Base Rate” for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one month interest period as of such day, plus 1.0%; provided, that in no event shall the Base Rate be less than 1.0%.

“Base Rate Loan” a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

“Beneficial Ownership Regulation” 31 C.F.R. §1010.230.

“Benefit Plan” any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

“Borrowed Money” with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

“Borrower Agent” as defined in Section 4.4.

“Borrower Materials” Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents, as well as Reports and other information provided by Agent to Lenders in connection with the credit facility established by this Agreement.

“Borrowing” Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

“Borrowing Base” on any date of determination, an amount equal to the lesser of (a) the aggregate Commitments; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.

“Borrowing Base Report” a report of the Borrowing Base, in form and substance satisfactory to Agent.

“Business Day” any day except a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, California, North Carolina or New York City.

“Capital Expenditures” all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

“Capital Lease” any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Collateral” cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

“Cash Collateralize” the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including fees, expenses, indemnification obligations and Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due. “Cash Collateralization” has a correlative meaning.

“Cash Equivalents” (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

“Cash Management Services” services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, blocked account, lockbox and stop payment services.

“CERCLA” the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.).

“Change in Law” the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

“Change of Control” (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all Borrowers; (b) Walker and Ogilvie (in each case individually or as the trustee of a family trust), collectively, cease to own and control, beneficially and of record, more than 51% of the Equity Interests of Parent; or (c) the sale or transfer of all or substantially all assets of a Borrower, except to another Borrower.

“Charged Property” as defined in Section 12.15.

“Claims” all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or exit of Agent or any Lender) incurred by or asserted against any Indemnitee by an Obligor or other Person, relating to any (a) Loan, Letter of Credit, Loan Document, Borrower Materials or related transaction, (b) action taken or omitted in connection with this credit facility, (c) existence or perfection of Liens or realization on Collateral, (d) exercise of rights or remedies under a Loan Document or Applicable Law, (e) failure by an Obligor to perform or observe any term of a Loan Document, or (f) reliance by an Indemnitee on an electronic signature, record or Communication, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an appeal or Insolvency Proceeding), whether or not an Indemnitee or Obligor is a party thereto.

“Closing Date” as defined in Section 6.1.

“CME” CME Group Benchmark Administration Limited.

“Code” the Internal Revenue Code of 1986.

“COKeM” as defined in the preamble to this Agreement.

“Collateral” all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

“Commitment” for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Commitments” means the aggregate amount of all Lenders’ Commitments.

“Commodity Exchange Act” the Commodity Exchange Act (7 U.S.C. §1 et seq.).

“Communication” any notice, request, election, representation, certificate, report, disclosure, statement, authorization, approval, consent, waiver, document, amendment or transmittal of information of any kind in connection with a Loan Document, including any Borrower Materials or Modification of a Loan Document.

“Compliance Certificate” a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3.

“Conforming Changes” with respect to use, administration of or conventions associated with SOFR, Daily Simple SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Base Rate, SOFR, Daily Simple SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent’s discretion, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).

“Connection Income Taxes” Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

“Contingent Obligation” any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Control” possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Account” as defined in Section 8.5.1.

“Covered Entity” (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

“Daily Simple SOFR” for any day, a per annum rate equal to the secured overnight financing rate published on such date by the FRBNY (or a successor administrator), as administrator of the benchmark, on its website (or any successor source satisfactory to Agent), plus the SOFR Adjustment; provided, that in no event shall Daily Simple SOFR be less than zero (0.00%).

“Daily Simple SOFR Loan” a Loan that bears interest based on Daily Simple SOFR.

“Debt” as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, excluding trade payables incurred and being paid in the Ordinary Course of Business, but including Capital Leases; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

“Default” an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate” for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate or fee otherwise applicable thereto.

“Defaulting Lender” any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

“Deposit Account Control Agreement” control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

“Dilution Percent” the percent, determined on a trailing twelve months basis, as reflected in the most recent field examination, or more recent information as received by Agent, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts which are recorded to reduce Accounts consistent with the current and historical practices of Borrowers or by a field examination conducted by Agent or Agent’s employees or representatives, in each case, as determined by Agent in its Permitted Discretion, divided by (b) gross sales.

“Directtou” as defined in the preamble to this Agreement.

“Disposition” the sale, transfer, license, lease, consignment, transfer or other disposition (in one transaction, a series of transactions or otherwise) of property of a Person, including a sale-leaseback transaction, synthetic lease, issuance of Equity Interests by a subsidiary, Division, or sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or related rights.

“Distribution” any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

“Division” the division of assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the original dividing Person and pursuant to which the original dividing Person may or may not survive.

“Dollars” lawful money of the United States.

“Dominion Account” a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

“EBITDA” with respect to Parent and its Subsidiaries for any period, (a) the Net Income of Parent and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period and to the extent deducted in determining Net Income of Parent and its Subsidiaries for such period (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) any extraordinary or any non-recurring non-cash losses, including any extraordinary or any non-recurring non-cash losses from Permitted Dispositions, (vi) non-recurring non-cash or other non-cash charges (except to the extent representing a reserve or accrual for cash expenses in another period), including goodwill, asset and other impairment charges, losses on early extinguishment of debt, and write-downs of deferred financing costs, and (vii) any extraordinary, unusual, or non-recurring non-cash items or adjudgments as determined by Agent in its Permitted Discretion, minus (c) without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period and to the extent included in determining Net Income of Parent and its Subsidiaries for such period: (i) non-recurring non-cash items increasing such Net Income for such period, (ii) any extraordinary or any non-recurring gains, including any extraordinary, non-recurring gains from Permitted Dispositions, and (iii) gains from the receipt of proceeds under insurance policies net of any associated losses. Notwithstanding the foregoing, EBITDA shall exclude non-cash effects of any purchase accounting adjustments. For the purposes of calculating EBITDA for any period (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower Agent and Agent) as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

“EEA Financial Institution” (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country” any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” as defined in Section 14.8.

“Electronic Record” and “Electronic Signature” as defined in 15 U.S.C. §7006.

“Eligible Account” an Eligible Domestic Account, an Eligible Financed Account, or an Eligible Foreign Account.

“Eligible [***] Inventory” means Inventory held by [***] (pursuant to the [***] program) in the continental United States from time to time (i) with an aggregate value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) which does not exceed $5,000,000 and (ii) which is not in-transit.

“Eligible Assignee” (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion.

“Eligible Domestic Account” an Account (other than an Eligible Foreign Account) owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Permitted Discretion, to be an Eligible Domestic Account. Without limiting the foregoing, no Account shall be an Eligible Domestic Account if:

(a) it is unpaid for more than 60 days after the original due date shown on the invoice, or more than 120 days after the original invoice date;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Domestic Accounts under the foregoing clause;

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 10% (or (i) 15% for [***] and its subsidiaries, (ii) 15% for [***] and its subsidiaries, (iii) 15% for [***] and its subsidiaries, (iv) 15% for [***] and its subsidiaries, (v) 25% for [***] and its subsidiaries (including [***]), (vi) 40% for [***] and its subsidiaries, (vii) 45% for [***] and its subsidiaries) of the aggregate of all Eligible Domestic Accounts and Eligible Foreign Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time);

(d) it does not conform in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with a covenant or representation herein;

(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of a Sanction; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) the Account Debtor is organized or has its principal offices or assets outside the United States;

(h) it is owing by a Governmental Authority (other than a public library), unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act;

(i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than a Permitted Lien;

(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l) its payment has been extended or the Account Debtor has made a partial payment;

(m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a direct sale for personal, family or household purposes;

(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded;

(p) the Account Debtor has been billed by the applicable Borrower from an office or location of the applicable Borrower that is not located in the United States, or the collection of the Account is to occur via an office or location of the applicable Borrower that is not located in the United States, or the payment of such Account will not be to a Controlled Account in the United States;

(q) it constitutes a receivable due to any Borrower from a credit card issuer or credit card processor; provided, that any such Accounts which generate an aggregate amount of up to $5,000,000 of Availability under the Borrowing Base shall not be excluded solely pursuant to this clause (q), so long as the credit card issuer or credit card processor has not failed to pay such Accounts within 5 days of the original sale date (it being acknowledged and agreed that such Accounts shall be calculated net of any unpaid and/or accrued credit card issuer or credit card processor fee or expense balances); or

(r) it is an Account that is subject to or included as part of an accounts receivable purchase or factoring program, inventory financing program or other supply chain financing program (including the Financed Accounts).

An Account which is at any time an Eligible Domestic Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Domestic Account.

“Eligible Financed Account” an Account that would otherwise be an Eligible Domestic Account if it were not excluded under clause (r) of the definition thereof, and that Agent, in its Permitted Discretion, deems to be an Eligible Financed Account. Without limiting the foregoing, no Account shall be an Eligible Financed Account unless (i) it is owing to COKeM or Alliance Entertainment by [***], [***], or any of their subsidiaries or affiliates, (ii) it is subject to the Wells Fargo Receivables Purchase Agreement and an intercreditor or similar agreement satisfactory to Agent providing that Wells Fargo has no Lien on such Account or the proceeds thereof until such Account has been purchased by Wells Fargo and the purchase price has been paid to a collection account of COKeM or Alliance Entertainment, as applicable, maintained at Agent, (iii) it is not aged more than 15 days past its invoice date, (iv) it has not been purchased by Wells Fargo, and (v) the aggregate amount of all such Accounts owing at any one time does not exceed 10% of the aggregate amount of all Eligible Accounts. As of the Closing Date, Eligible Financed Accounts shall include Accounts owning by [***] (CID No. [***]), [***] (CID No. [***]), [***] (CID No. [***]), [***] (CID No. [***]), and [***] (CID No. [***]).

“Eligible Foreign Account” an Account (other than an Eligible Domestic Account and Eligible Financed Accounts) owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars (provided, however, that Accounts of Borrowers that are payable and will be paid in Euros, Sterling, Japanese Yen or Canadian Dollars shall not be rendered ineligible merely because they are not payable in Dollars to the extent that (i) the aggregate amount of all such Accounts owing at any one time does not exceed at any time 40% of the total amount of all Eligible Accounts and (ii) such currency is commonly used in the jurisdiction of such Account Debtor’s office or location), and is deemed by Agent, in its Permitted Discretion, to be an Eligible Foreign Account. Without limiting the foregoing, no Account shall be an Eligible Foreign Account if:

(a) it is unpaid for more than 60 days after the original due date shown on the invoice, or more than 120 days after the original invoice date;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Foreign Accounts under the foregoing clause;

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 10% (or (i) 15% for [***] and its subsidiaries, (ii) 15% for [***] and its subsidiaries, (iii) 15% for [***] and its subsidiaries, (iv) 15% for [***] and its subsidiaries, (v) 25% for [***] and its subsidiaries (including [***]), (vi) 40% for [***] and its subsidiaries, (vii) 45% for [***] and its subsidiaries) of the aggregate of all Eligible Domestic Accounts and all Eligible Foreign Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time);

(d) it does not conform in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with a covenant or representation herein;

(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) the Account Debtor is organized or has its principal offices or assets in a foreign country other than Australia; Austria; Belgium; Canada; Denmark; Finland; France; Germany; Hong Kong; Ireland; Israel; Japan; Luxembourg; the Netherlands; New Zealand; Norway; Puerto Rico; Singapore; Sweden; Switzerland, United Kingdom or any other foreign country approved by Agent in its sole discretion;

(h) it is owing by a Governmental Authority (other than a public library);

(i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than a Permitted Lien;

(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l) its payment has been extended or the Account Debtor has made a partial payment;

(m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded;

(p) the Account Debtor has been billed by the applicable Borrower from an office or location of the applicable Borrower that is not located in the United States, or the collection of the Account is to occur via an office or location of the applicable Borrower that is not located in the United States or the United Kingdom, or Ireland the payment of such Account will not be to a Controlled Account; or

(q) it is an Account that is subject to or included as part of an accounts receivable purchase or factoring program, inventory financing program or other supply chain financing program (including the Financed Accounts).

An Account which is at any time an Eligible Foreign Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Foreign Account.

“Eligible In-Transit Inventory” Inventory owned by a Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of the Borrower within the United States, and that Agent, in its Permitted Discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which Document is in tangible form (unless such requirement is waived in Agent’s sole discretion) in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured in a manner satisfactory to Agent; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (d) is subject to purchase orders and other sale documentation satisfactory to Agent, the vendor has been paid in full (unless such requirement is waived in Agent’s sole discretion), and title has passed to the Borrower; (e) is shipped by a common carrier that is not affiliated with the vendor and is not the target of any Sanction or on any specially designated nationals list maintained by OFAC; (f) has been in transit to the United States for no more than 60 days, (g) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver, and (h) the vendor is a vendor that Agent, in its Permitted Discretion, deems to be acceptable from time to time.

“Eligible Inventory” Inventory owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it:

(a) is finished goods, and not packaging or shipping materials, labels, samples, or display items;

(b) is not held on consignment, nor subject to any deposit or down payment;

(c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale;

(d) is not slow-moving, perishable, obsolete or unmerchantable;

(e) meets in all material respects all standards imposed by any Governmental Authority, has not been acquired from a Person that is the target of a Sanction, and does not constitute hazardous materials under any Environmental Law;

(f) conforms in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with the covenants and representations herein;

(g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien other than a Permitted Lien;

(h) is within the continental United States, is not in transit except between locations of Borrowers, and is not consigned to any Person (except for Eligible [***] Inventory);

(i) is not subject to any warehouse receipt or negotiable Document;

(j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; and

(k) other than Eligible [***] Inventory, such Inventory is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established.

“Eligible Investment Grade Domestic Account” any Eligible Domestic Account owing by an Investment Grade Account Debtor.

“Eligible Investment Grade Foreign Account” any Eligible Foreign Account owing by an Investment Grade Account Debtor.

“Enforcement Action” any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

“English Security Document” as defined in Section 12.15.

“Environmental Laws” Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

“Environmental Notice” a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” a release as defined in CERCLA or under any other Environmental Law.

“Equity Interest” the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

“ERISA” the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

“Event of Default” as defined in Section 11.

“Excess Availability” as of any date of determination, the amount equal to the Availability, minus the aggregate amount, if any, of all Borrowers’ payables stretched beyond their customary payment practices and all book overdrafts of Borrowers in excess of historical practices with respect thereto, in each case, as determined by Agent in its Permitted Discretion.

“Excluded Swap Obligation” with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

“Excluded Taxes” (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.9.2.

“Extraordinary Expenses” all costs, expenses or advances incurred by any Agent Indemnitee during a Default, Event of Default or Obligor’s Insolvency Proceeding, including those relating to any (a) audit, inspection, repossession, storage, repair, appraisal, insurance, processing, preparation or advertising for sale, sale, collection, or other preservation of or realization upon Collateral; (b) action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) Enforcement Action or exercise of any rights or remedies in, or the monitoring of, an Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; and (e) negotiation and documentation of any Modification, workout, restructuring, forbearance, liquidation or collection with respect to any Loan Document, Collateral or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage and insurance costs, permit fees, utility expenses, legal and accounting fees and expenses, appraisal costs, brokers’ and auctioneers’ commissions, environmental study costs, wages and salaries paid to employees of any Obligor or independent contractors in liquidating Collateral, and travel expenses.

“FATCA” Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” for any day, the per annum rate calculated by FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.

“Fifth Third” Fifth Third Bank, National Association.

“Fifth Third Equipment Lease” that certain Master Equipment Lease Agreement dated September 27, 2021, between Fifth Third as Lessor and Alliance Entertainment as Lessee, together with all schedules thereto and all other documents executed in connection therewith, in each case as in effect on the Closing Date.

“Fifth Third Equipment Lease Obligations” as defined in Section 10.2.1(i).

“Financed Accounts” Accounts owing to COKeM or Alliance Entertainment by [***], [***], or any of their subsidiaries or affiliates, in each case, that are subject to the applicable Wells Fargo Receivables Purchase Agreement (and subject to the applicable Wells Fargo RPA Intercreditor Agreement) for COKeM and/or Alliance Entertainment.

“Fiscal Quarter” each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on June 30 of each year.

“Fixed Charge Coverage Ratio” with respect to Parent and its Subsidiaries, on a consolidated basis, as of any date of measurement, the ratio of (a) EBITDA for the twelve-month period ending on such date, minus Capital Expenditures that are not financed with amortizing Debt made (to the extent not already incurred in a prior period) or incurred during such twelve month period, and minus cash taxes paid during such twelve month period, to (b) Fixed Charges for such twelve month period.

“Fixed Charges” with respect to any fiscal period and with respect to Parent and its Subsidiaries determined in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Debt that are required to be paid, and are actually paid, in cash during such period, and (c) all Distributions paid in cash by Parent during such period. Notwithstanding anything to the contrary contained in this definition, the repayment of the Ogilvie 2023 Subordinated Note, if made on the Closing Date, will not be included in this “Fixed Charges” definition.

“FLSA” the Fair Labor Standards Act of 1938.

“Flood Laws” the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

“Foreign Lender” any Lender that is not a U.S. Person.

“Foreign Plan” any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

“Foreign Subsidiary” a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

“FRBNY” the Federal Reserve Bank of New York.

“Fronting Exposure” a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

“Fulfillment Express” means Fulfillment Express Limited, a company incorporated in England and Wales.

“Full Payment” with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) Cash Collateralization of all LC Obligations (or delivery of standby letter(s) of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) Cash Collateralization of reasonably foreseeable Obligations that are inchoate or contingent in nature (other than Secured Bank Product Obligations allowed to remain outstanding by Bank Product providers). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.

“GAAP” generally accepted accounting principles in effect in the United States from time to time.

“Governmental Approvals” all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

“Guarantor Payment” as defined in Section 5.10.3.

“Guarantors” each Person that guarantees payment or performance of Obligations.

“Guaranty” each guaranty agreement executed by a Guarantor in favor of Agent.

“Holdback Reserve Amount” an amount equal to $30,000.00.

“Indemnified Taxes” (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

“Insolvency Proceeding” any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intellectual Property Claim” any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

“Interest Expense” for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined in accordance with GAAP.

“Interest Payment Date” (a) for each Term SOFR Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first Business Day of each calendar month.

“Interest Period” as defined in Section 3.1.3.

“Inventory” as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; all processed and unprocessed goods in possession of a Borrower to be returned to Borrowers’ vendors; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

“Inventory Formula Amount”

(1) Other than during a Seasonal Period, the lesser of:

(a) an amount equal to 60% of the Borrowing Base, and

(b) the sum of:

(i) the lesser of (A) 70% of the Value of Eligible Inventory (other than (x) Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers) and (y) Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers); and (B) 85% of the NOLV Percentage of the Value of Eligible (other than (x) Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers) and (y) Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers); plus

(ii) the lowest of (A) 70% of the Value of Eligible Inventory consisting of Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers), (B) 85% of the NOLV Percentage of the Value of Eligible Inventory consisting of Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers), and (C) $6,500,000; plus

(iii) the lowest of (A) 70% of the Value of Eligible Inventory consisting of Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers, (B) 85% of the NOLV Percentage of the Value of Eligible Inventory consisting of Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers, and (C) $3,000,000; plus

(iv) the lowest of (A) 70% of the Value of Eligible In-Transit Inventory, (B) 85% of the NOLV Percentage of the Value of Eligible In-Transit Inventory, (C) 10% of the Borrowing Base, and (D) $12,000,000; and

(2) During a Seasonal Period, the lesser of:

(a) an amount equal to 60% of the Borrowing Base, and

(b) the sum of:

(i) the lesser of (A) 70% of the Value of Eligible Inventory (other than (x) Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers) and (y) Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers); and (B) 95% of the NOLV Percentage of the Value of Eligible (other than (x) Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers) and (y) Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers); plus

(ii) the lowest of (A) 70% of the Value of Eligible Inventory consisting of Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers), (B) 85% of the NOLV Percentage of the Value of Eligible Inventory consisting of Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers), and (C) $6,500,000; plus

(iii) the lowest of (A) 70% of the Value of Eligible Inventory consisting of Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers, (B) 85% of the NOLV Percentage of the Value of Eligible Inventory consisting of Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers, and (C) $3,000,000; plus

(iv) the lowest of (A) 70% of the Value of Eligible In-Transit Inventory, (B) 85% of the NOLV Percentage of the Value of Eligible In-Transit Inventory, (C) 10% of the Borrowing Base, and (D) $12,000,000.

Notwithstanding the foregoing, (i) the portion of the Inventory Formula Amount that is attributable to Pre-Owned Inventory may not exceed $500,000 at any time, and (ii) the advance rate set forth in clause (b)(i)(B) in respect of Eligible Inventory consisting of Pre-Owned Inventory and Eligible [***] Inventory will remain at 85% during a Seasonal Period.

“Inventory Reserve” reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Investment” an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

“Investment Grade Account Debtor” an Account Debtor that has a rating of at least Baa3 (stable outlook) from Moody’s or BBB- (stable outlook) from S&P or in Agent’s Permitted Discretion, a subsidiary of such Account Debtor. As of the Closing Date the Account Debtors listed on Schedule 1.2 are Investment Grade Account Debtors.

“IP Assignment” a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for any Obligations.

“IRS” the United States Internal Revenue Service.

“Issuing Bank” Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.2.4.

“Issuing Bank Indemnitees” Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

“LC Application” an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.

“LC Conditions” upon giving effect to any issuance or Modification of a Letter of Credit, (a) the conditions in Section 6 are satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the Letter of Credit are satisfactory to Agent and Issuing Bank in their discretion.

“LC Documents” all documents, instruments and agreements (including requests and applications) delivered by any Borrower or other Person to Issuing Bank or Agent in connection with a Letter of Credit.

“LC Obligations” the sum of (a) all amounts owing by Borrowers for draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

“LC Request” a request by Borrower Agent for issuance of a Letter of Credit, in form satisfactory to Agent and Issuing Bank.

“Lender Indemnitees” Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

“Lenders” lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans or Protective Advances) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

“Lending Office” the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.

“Letter of Credit” any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

“Letter of Credit Subline” $3,000,000.

“License” any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor” any Person from whom an Obligor obtains the right to use any Intellectual Property.

“Lien” an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

“Lien Waiver” an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Loan” a loan made by Agent or a Lender under the credit facility established by this Agreement.

“Loan Documents” this Agreement, Other Agreements and Security Documents.

“Loan Year” each 12 month period commencing on the Closing Date or an anniversary thereof.

“Margin Stock” as defined in Regulation U of the Federal Reserve Board of Governors.

“Material Adverse Effect” the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of any Obligor, the value of any material Collateral, the enforceability of any Loan Document, or the validity or priority of Agent’s Lien on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

“Material Contract” any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $1,000,000 or more.

“Mecca” Mecca Electronics Industries, Inc., a New York corporation.

“Mill Creek” as defined in the preamble to this Agreement.

“Modification” any amendment, supplement, extension, approval, consent, waiver, change or other modification of a Loan Document, including any waiver of a Default or Event of Default.

“Moody’s” Moody’s Investors Service, Inc. or any successor acceptable to Agent.

“Mortgage” a mortgage, deed of trust or other Lien on Real Estate granted to Agent by an Obligor to secure any Obligations.

“Moss” Scott Moss, an individual.

“Multiemployer Plan” any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NatWest Deposit Account” means the Deposit Account maintained with National Westminster Bank Plc (NatWest) bearing account number [***].

“Net Income” with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Net Income (without duplication) any tax refunds, net operating losses or other net tax benefits.

“Net Proceeds” with respect to a Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

“NOLV Percentage” the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.

“Notice of Borrowing” notice by Borrower Agent of a Borrowing, in form satisfactory to Agent.

“Notice of Conversion/Continuation” notice by Borrower Agent for conversion or continuation of a Loan as a Term SOFR Loan, in form satisfactory to Agent.

“Obligations” all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Obligor” each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

“Ogilvie” Bruce Ogilvie, Jr., an individual.

“Ogilvie Trust” the Bruce Ogilvie, Jr. Trust dated January 20, 1994, and as to which the trustee is Ogilvie.

“Ogilvie 2023 Subordinated Note” that certain Amended and Restated Promissory Note dated as of December 21, 2023, in the original principal amount of $10,000,000, by Alliance Entertainment in favor of the Ogilvie Trust.

“Ordinary Course of Business” the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

“Organic Documents” with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA” the Occupational Safety and Hazard Act of 1970.

“Other Agreement” each LC Document, fee letter, Lien Waiver, intercreditor agreement (including the Vendor Intercreditor Agreements), subordination agreement, related real estate documentation, Borrower Material, Communication, note, assignment, document, instrument or agreement of any kind (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transaction relating hereto.

“Other Connection Taxes” Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

“Other Taxes” all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

“Overadvance” the amount of Revolver Usage in excess of the Borrowing Base.

“Panther” as defined in the preamble to this Agreement.

“Parent” as defined in the preamble to this Agreement.

“Participant” as defined in Section 13.2.

“Patriot Act” the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Conditions” with respect to the making of any payment, distribution, acquisition, investment (each of the foregoing, individually, a “Subject Transaction”): (a) no Default or Event of Default has occurred and is continuing both immediately before and immediately after giving effect to each such Subject Transaction, (b) upon giving pro forma effect thereto, Borrowers’ Availability is at least, the greater of: (i) 20% of the Borrowing Base, and (ii) $20,000,000; both immediately following the occurrence of such Subject Transaction and calculated on an average daily basis for the 30-day consecutive day period ending immediately prior to the occurrence of each such Subject Transaction, and (c) Borrowers have, on a pro forma basis immediately upon giving pro forma effect thereto, after giving effect to such Subject Transaction, satisfied each of the financial covenants set forth in Section 10.3 (recomputed for the most recent month for which financial statements have been delivered pursuant to Section 10.1.2(b)).

“Payment Item” each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“PayPal” means PayPal, Inc., a Delaware corporation, d/b/a BrainTree.

“PBGC” the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Acquisition” any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets (other than a de minimis of assets in relation to the assets being acquired), business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located or organized within the United States, and either (i) had positive EBITDA for the 12 month period most recently ended or (ii) would have a positive adjusted EBITDA for such period after taking into account the elimination of duplicative costs and other efficiencies that could reasonably be expected to result from the Acquisition; (d) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1(f), 10.2.1(h) and 10.2.2(j); (e) the total consideration (including deferred payment obligations and Debt assumed or incurred) is less than $10,000,000 and, when aggregated with the total consideration for all other Acquisitions made after the Closing Date, is less than $15,000,000; (f) Borrowers shall have satisfied each of the Payment Conditions upon giving pro forma effect thereto; (g) Borrowers have provided Agent with written confirmation that, on a pro forma basis after giving effect to the proposed Acquisition, determined as if such Acquisition had occurred on the first day of the twelve calendar month period most recently ended for which financial statements are available, Parent and its Subsidiaries would have been in compliance with the financial covenants in Section 10.3 of this Agreement as of the last day of the calendar month most recently ended for which financial statements are available, which such written confirmation shall be reasonably satisfactory to Agent, and (h) Borrowers deliver to Agent, at least 10 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

“Permitted Canadian Dollars Account” the Deposit Account maintained with Bank of America bearing account number 711450134212, so long as (a) such Deposit Account does not contain any currency other than Canadian Dollars, (b) at the end of each calendar week during a Trigger Period (Dominion), any amounts in excess of Cdn$400,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in such Deposit Account are converted to Dollars and swept to the main Dominion Account at Bank of America, and (c) such Deposit Account is subject to a Deposit Account Control Agreement and an Account Charge, each in form and substance satisfactory to Agent.

“Permitted Euros Account” the Deposit Account maintained with Bank of America bearing account number [***] and [***], so long as (a) such Deposit Account does not contain any currency other than Euros, (b) at the end of each calendar week during a Trigger Period (Dominion), any amounts in excess of €300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in such Deposit Account and in the Permitted UK Euros Account, are converted to Dollars and swept to the main Dominion Account at Bank of America, and (c) such Deposit Account is subject to a Deposit Account Control Agreement and an Account Charge, each in form and substance satisfactory to Agent.

“Permitted Japanese Yen Account” the Deposit Account maintained with Wells Fargo bearing account number [***], so long as (a) such Deposit Account does not contain any currency other than Japanese Yen, (b) at the end of each calendar week during a Trigger Period (Dominion), any amounts in excess of ¥20,000,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in such Deposit Account are converted to Dollars and swept to the main Dominion Account at Bank of America, and (c) such Deposit Account is subject to a Deposit Account Control Agreement and an Account Charge, each in form and substance satisfactory to Agent.

“Permitted Contingent Obligations” Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) relating to Swaps permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $1,000,000 or less at any time.

“Permitted Discretion” a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender).

“Permitted Disposition” as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent, an Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $1,000,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business and is not Eligible Inventory; (d) the termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) the sale of Financed Accounts pursuant to the terms of the Wells Fargo Receivables Purchase Agreement as in effect on the Closing Date, or (f) approved in writing by Agent and Required Lenders.

“Permitted Foreign Deposit Accounts” collectively, the Permitted Canadian Dollars Account, the Permitted Japanese Yen Account, the Permitted Euros Account, the Permitted UK Sterling Accounts and the Permitted UK Euros Account.

“Permitted Lien” as defined in Section 10.2.2.

“Permitted Purchase Money Debt” Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $10,000,000 at any time.

“Permitted UK Euros Account” the Deposit Account maintained with Bank of America., London Branch bearing account number [***] and [***], so long as (a) such Deposit Account does not contain any currency other than Euros, (b) at the end of each calendar week during a Trigger Period (Dominion), any amounts in excess of €300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in such Deposit Account and the Permitted Euros Account, are converted to Dollars and swept to the main Dominion Account at Bank of America, and (c) such Deposit Account is subject to a Deposit Account Control Agreement and UK Account Charge in form and substance satisfactory to Agent.

“Permitted UK Sterling Accounts” the Deposit Accounts maintained with Bank of America., London Branch bearing account numbers [***], [***] and [***], so long as (a) such Deposit Accounts do not contain any currency other than Sterling, (b) at the end of each calendar week, any amounts in excess of £300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in all such Deposit Accounts are converted to Dollars and swept to the main Dominion Account at Bank of America, (c) each such Deposit Account is subject to a Deposit Account Control Agreement in form and substance satisfactory to Agent, and (d) the Deposit Accounts bearing account numbers [***], [***] and [***] are subject to the UK Account Charge, in form and substance satisfactory to Agent.

“Person” any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.

“Plan” any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

“Platform” as defined in Section 14.3.3.

“Pre-Owned Inventory” Inventory consisting of pre-owned or used games.

“Prime Rate” the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

“Pro Rata” with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

“Properly Contested” with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances” as defined in Section 2.1.6.

“PTE” a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

“Purchase Money Debt” (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 30 days before or after the acquisition or completion of construction of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

“Purchase Money Lien” a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

“Qualified ECP” an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“Real Estate” all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Recipient” Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

“Refinancing Conditions” no Default or Event of Default exists upon giving effect to the Refinancing Debt and such Debt, when compared to the Debt being extended, renewed or refinanced, (a) does not have a greater principal amount or interest rate, earlier final maturity or shorter weighted average life, (b) is subordinated to the Obligations to at least the same extent, (c) has representations, covenants, defaults and other terms no less favorable to Borrowers and Lender, and (d) has no additional obligor, guarantor, Lien, or other recourse to any Person or Property.

“Refinancing Debt” Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

“Reimbursement Date” as defined in Section 2.2.2.

“Rent and Charges Reserve” the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

“Report” as defined in Section 12.2.3.

“Reportable Event” any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Required Lenders” at any time that there are two or more unaffiliated Secured Parties, two or more unaffiliated Secured Parties holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit.

“Rescindable Amount” as defined in Section 4.1.3(c).

“Resolution Authority” an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; and (d) Permitted Acquisitions.

“Restrictive Agreement” an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

“Revolver Usage” the aggregate amount of outstanding LC Obligations (net of Cash Collateral posted with respect to the Stated Amount of Letters of Credit) and Loans (including for the avoidance of doubt, Protective Advances).

“Rights” as defined in Section 12.15.

“S&P” Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Agent.

“Sanction” a sanction administered or enforced by the U.S. government, UN Security Council, European Union, U.K. government or other applicable sanctions authority, including restrictions imposed with respect to the specially designated nationals list maintained by the U.S. Treasury Office of Foreign Assets Control (OFAC).

“Scheduled Unavailability Date” as defined in Section 3.6.2.

“Seasonal Period” a single period of up to ninety (90) consecutive days during each consecutive twelve-month period, as determined by Borrower Agent.

“Secured Bank Product Obligations” Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Secured Bank Product Provider” (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

“Secured Parties” Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

“Security Documents” the Guaranties, Mortgages, IP Assignments, Deposit Account Control Agreements, Account Charges, the UK Account Charge, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

“Senior Officer” the chairman of the board, president, chief executive officer or chief financial officer of the applicable Obligor.

“Settlement Report” a report summarizing Loans and participations in LC Obligations outstanding as of a settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

“SOFR” the secured overnight financing rate as administered by FRBNY (or a successor administrator).

“SOFR Adjustment” 0%.

“Solvent” as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Specified Obligor” an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

“Spot Rate” the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

“Stated Amount” the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

“Subordinated Debt” (a) Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

“Subsidiary” any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

“Successor Rate” as defined in Section 3.6.2.

“Swap” as defined in §1a(47) of the Commodity Exchange Act.

“Swap Obligations” obligations under an agreement relating to a Swap.

“Swingline Loan” any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

“Taxes” all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” (a) for any Interest Period relating to a Loan (other than a Base Rate Loan or Daily Simple SOFR Loan), the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period, with a term equivalent to such Interest Period, provided that if such rate is not published prior to 11:00 a.m. on such determination date, then the Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation relating to a Base Rate Loan on any day, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day, provided that if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term; provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” a Loan that bears interest based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

“Termination Date” October 1, 2030, or such earlier date on which the Commitments terminate hereunder.

“Transferee” any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“Trigger Period (Dominion)” the period (a) commencing on any day that (i) a Default or an Event of Default occurs and is continuing as of such date, or (ii) Availability is less than the greater of (x) $10,000,000 or (y) 10% of the Borrowing Base for 5 consecutive Business Days; and (b) continuing until, during each of the preceding 90 consecutive calendar days, no Event of Default has existed and Availability has been more than the greater of (A) $10,000,000 and (B) 10% of the Borrowing Base.

“UCC” the Uniform Commercial Code as in effect in the State of New York or, when used in reference to a Lien for which the laws of another jurisdiction govern perfection or enforcement, the Uniform Commercial Code of such other jurisdiction, as applicable.

“UK Account Charge” means the English law governed account charge to be entered into on or prior to the date specified in Section 6.3(b), between AENT and Directtou (as chargors) and Agent with respect to the Permitted UK Euros Account and the Permitted UK Sterling Account.

“UK Financial Institution” any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unused Line Fee Rate” a per annum rate equal to 0.15%.

“Upstream Payment” a Distribution by a Subsidiary of a Borrower to such Borrower.

“U.S. Government Securities Business Day” any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” as defined in Section 5.9.2(b)(iii).

“Value” (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Vendor Agreement” the Home Entertainment License Agreement, dated January 1, 2025, among [***], [***] and Alliance Entertainment.

“Vendor Intercreditor Agreements” each of (a) that certain Intercreditor and Subordination Agreement (letter) dated on or about the between [***] and the Agent, (b) that certain Intercreditor and Subordination Agreement (letter) dated on or about the Closing Date between [***] and Agent, (c) that certain Intercreditor and Subordination Agreement (letter) dated on or about the Closing Date between [***] and its subsidiaries on the one hand, and Agent, on the other, and (d) that certain Intercreditor and Subordination Agreement (letter) dated on or about the Closing Date between [***], [***] and Agent, as the same may be amended or supplemented.

“Walker” Jeffrey C. Walker, an individual.

“[***]” means [***], a Delaware corporation.

“Wells Fargo” Wells Fargo Bank, National Association.

“Wells Fargo Receivables Purchase Agreement” (a) that certain Receivables Purchase Agreement dated as of November 9, 2011, between Wells Fargo and COKeM, related to the purchase of Accounts owing to COKeM by [***] and [***]. and (b) that certain Receivables Purchase Agreement dated as of August 6, 2021, between Wells Fargo and Alliance Entertainment, related to the purchase of Accounts owing to Alliance Entertainment by [***] and [***].

“Wells Fargo RPA Intercreditor Agreement” means each of (a) that certain Letter Agreement Re: Consent to Sale of Receivables, dated as of the Closing Date, from Wells Fargo to, and agreed by, each Agent and COKeM and (b) that certain Letter Agreement Re: Consent to Sale of Receivables, dated as of the Closing Date, from Wells Fargo to, and agreed by, each Agent and Alliance Entertainment, each as may be amended, restated, supplemented or otherwise modified from time to time.

“Write-Down and Conversion Powers” (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that Borrowers may adopt a change required or permitted by GAAP after the Closing Date as long as Borrowers’ certified public accountants concur in such change, it is disclosed to Agent and the Loan Documents are amended in a manner satisfactory to Required Lenders to address the change. Upon request by Agent or Required Lenders, Borrowers’ financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” mean “including, without limitation,” “or” includes “and/or”, and the rule of ejusdem generis does not apply. Section titles appear as a matter of convenience only and will not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day means the time at Agent’s notice address under Section 14.3.1; or (g) discretion or satisfaction of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person exercised from time to time. Any determination (including calculation of Borrowing Base and financial covenants) made from time to time by Obligors under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under a Loan Document. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5 Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company or limited partnership, or an allocation of assets to a series of any such entity (or the unwinding of a Division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a Person shall constitute a separate Person hereunder.

1.6 Currency Equivalents.

1.6.1 Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers (for Accounts) or shown in Borrowers’ financial records (for all other assets), and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if an Obligation is funded or expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.6.2 Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgement Currency”) different from that specified in a Loan Document, a Borrower shall discharge its obligation in respect of the sum due under the Loan Document only if, on the Business Day following Agent’s receipt of the payment in the Judgement Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify Agent, Issuing Bank and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to the applicable Borrower (or to the Person legally entitled thereto).

Section 2. CREDIT FACILITIES

2.1 Loan Commitments

2.1.1 Commitments. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time through the Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if Revolver Usage at such time plus the requested Borrowing would exceed the Borrowing Base.

2.1.2 Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3 Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement (d) to repay in full all outstanding obligations under the Ogilvie 2023 Subordinated Note; and (e) for lawful corporate purposes, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to purchase or carry, or to reduce or refinance any debt incurred to purchase or carry, any margin stock or for any related purpose as governed by any regulation (including Regulation U) of the Federal Reserve Board of Governors; (ii) to fund any activities of or business with any Person, or in any country or territory, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (iii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Secured Party or other individual or entity participating in any transaction).

2.1.4 Voluntary Reduction or Termination.

(a) Upon at least 30 days prior written notice to Agent at any time after the first Loan Year, Borrowers may, at their option, terminate the Commitments. A notice of termination by Borrowers is irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b) Upon at least 30 days prior written notice to Agent at any time, Borrowers may reduce the Commitments. Each reduction shall be specified in the notice, in a minimum amount of $5,000,000 (plus any increment of $1,000,000), and applied ratably to all Commitments. A notice of reduction by Borrowers is irrevocable.

2.1.5 Overadvances. Any Overadvance shall be repaid by Borrowers upon demand by Agent, and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may require Lenders to fund Base Rate Loans that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance plus the aggregate amount of Protective Advances, if any, does not exceed 10% of the aggregate Commitments at any time, and the Overadvance does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any condition in Section 6 is not satisfied, to make Base Rate Loans (“Protective Advances”) (a) as long as the sum of the aggregate amount of Protective Advances and the total Overadvance, if any, does not exceed 10% of the aggregate Commitments at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance payment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each Lender hereby purchases an undivided Pro Rata participation in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.7 Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon not less than 45 days’ notice to Agent, as long as (a) the requested increase is in a minimum amount of $15,000,000 and is offered on the same terms as existing Commitments, and (b) the total increases under this Section do not exceed $50,000,000. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 10 days after receipt of such commitments by Lenders and Eligible Assignees, provided the conditions set forth in Section 6.2 are satisfied at such time. Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Commitments and the increase in the Applicable Margin, if any. On the effective date of an increase under this Section 2.1.7, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Commitments.

2.1.8 Seasonal Period. Borrower Agent may, at its option, no more frequently than once in any consecutive twelve month period, request a Seasonal Period take effect on a future specified date, which shall take effect provided that the following conditions are satisfied at the time such Seasonal Period is to become effective: (i) Borrower Agent shall have delivered to Agent a written request for a Seasonal Period to take effect no later than five (5) Business Days prior to the requested start date of such Seasonal Period, and (ii) Borrower Agent shall have specified the start date and end date of such Seasonal Period in its written request delivered to Agent.

2.2 Letter of Credit Facility.

2.2.1 Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Termination Date, on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business or as otherwise approved by Agent. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, but Issuing Bank may require a new LC Application in its discretion.

(c) Borrowers assume all risks of beneficiaries’ acts, omissions or misuses of Letters of Credit. None of Agent, Issuing Bank or Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in translation or interpretation of technical terms; misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. Borrowers shall take all action (including enforcement of available rights against a beneficiary) to avoid and mitigate damages relating to Letters of Credit or claimed against Issuing Bank, Agent or any Lender. Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to Lenders with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Indemnitee shall be liable to any Obligor, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.2.3 Cash Collateral. Subject to Section 2.1.5, at Agent’s or Issuing Bank’s request, Borrowers shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding Letters of Credit if an Event of Default exists, the Termination Date is scheduled to occur within 20 Business Days or the Termination Date occurs. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.2.4 Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.

Section 3. INTEREST, FEES AND CHARGES

3.1 Interest

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a Term SOFR Loan, at Term SOFR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Daily Simple SOFR Loan, at Daily Simple SOFR in effect from time to time, plus the Applicable Margin, and (iv) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, as applicable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; (ii) concurrently with prepayment of any Loan, with respect to the principal amount being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, on demand.

3.1.2 Application of Term SOFR, Base Rate, and Daily Simple SOFR to Outstanding Loans.

(a) Borrowers may elect to convert any portion of (i) Base Rate Loans to, or to continue (x) any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan or (y) any Daily Simple SOFR Loan, as a Daily Simple SOFR Loan or (ii) Daily Simple SOFR Loans or Term SOFR Loans at the end of their applicable Interest Period, to Base Rate Loans. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term SOFR Loan or Daily Simple SOFR Loan and that all Loans shall be made as and converted to Base Rate Loans.

(b) Borrower Agent shall give Agent a Notice of Conversion/Continuation by 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation is irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a Term SOFR Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert to a Daily Simple SOFR Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

3.1.3 Interest Periods. Borrowers shall select an interest period (“Interest Period”) of one, three or six months (in each case, subject to availability) to apply to each Term SOFR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Term SOFR Loan, and shall expire one, three or six months thereafter, as applicable; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, or if such corresponding day falls after the last Business Day of the end month, then the Interest Period shall expire on the end month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.

3.2 Fees

3.2.1 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Termination Date.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for Term SOFR Loans times the average daily Stated Amount of Letters of Credit, payable in arrears on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.25% per annum on the Stated Amount of each Letter of Credit, payable in arrears on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, payable as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3 Reserved.

3.2.4 Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3 Computation of Interest, Fees, Yield Protection. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be computed for actual days elapsed, based on a year of 365 or 366 days, as applicable. All other interest, as well as fees and other charges calculated on a per annum basis, shall be computed for actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fee, interest rate or amounts payable hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8 that is submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall pay all Claims promptly upon request. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund or commit to, participate in, or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest or fees based on SOFR or Term SOFR, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as Term SOFR Loans, shall be suspended and Borrowers shall make such appropriate accommodations regarding affected Letters of Credit as Agent or such Lender may reasonably request, as applicable, (b) if such notice asserts the illegality of such Lender to make or maintain Base Rate Loans whose interest rate is determined by reference to Term SOFR, the interest rate applicable to such Lender’s Base Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to the Term SOFR component of Base Rate, in each case until such Lender notifies Agent that the circumstances giving rise to Lender’s determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or convert Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any prepayment or conversion of a Loan pursuant to this Section, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates

3.6.1 Inability to Determine Rate. If in connection with any request for a Term SOFR Loan, Daily Simple SOFR Loan, or, with respect to either of the foregoing, a conversion to or continuation thereof, as applicable (a) Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 3.6.2, and the circumstances under Section 3.6.2(a) or the Scheduled Unavailability Date has occurred (as applicable), or (ii) adequate and reasonable means do not otherwise exist for determining either Daily Simple SOFR or Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan (as applicable) or in connection with an existing or proposed Base Rate Loan, or (b) Agent or Required Lenders determine that for any reason either Daily Simple SOFR or Term SOFR for any requested Interest Period, with respect to a proposed SOFR Loan (as applicable), does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders. Thereafter, (x) the obligation of Lenders to make, maintain, or convert Base Rate Loans to, Term SOFR Loans or Daily Simple SOFR Loans, as applicable, shall be suspended (to the extent of the affected Daily Simple SOFR Loans, Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of Base Rate, the utilization of such component in determining Base Rate shall be suspended, in each case until Agent (or, in the case of a determination by Required Lenders described above, until Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (I) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of Daily Simple SOFR Loans or Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, (II) any outstanding Term SOFR Loans shall convert to Base Rate Loans at the end of their respective Interest Periods, and (III) any outstanding Daily Simple SOFR Loans shall immediately convert to Base Rate Loans.

3.6.2 Successor Rates. Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that Borrowers or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining (i) one, three and six month interest periods of Term SOFR including because the Term SOFR Screen Rate is not available or published on a current basis or (ii) Daily Simple SOFR, and in each case, such circumstances are unlikely to be temporary; or

(b) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent, CME or such administrator with respect to its publication of Term SOFR or Daily Simple SOFR, as may be applicable, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR, Daily Simple SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such representative interest periods of Term SOFR or Daily Simple SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR, Daily Simple SOFR, or the Term SOFR Screen Rate, as applicable, are no longer representative or available permanently or indefinitely, “Scheduled Unavailability Date”);

then, on a date and time determined by Agent (any such date, “SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR or Daily Simple SOFR, as applicable, will be replaced hereunder and under any other applicable Loan Document with (x) Daily Simple SOFR plus the SOFR Adjustment so long as a Daily Simple SOFR Loan is not also the subject of Section 3.6.2(a) or (b) above, or (y) Term SOFR plus the SOFR Adjustment, so long as a Term SOFR Loan is not also the subject of Section 3.6.2(a) or (b) above, in each case, for any payment period for interest calculated that can be determined by Agent, without any amendment to, or further action or consent of any other party to, any Loan Document (“Successor Rate”).

Notwithstanding anything to the contrary herein, (x) if Agent determines that any then current Successor Rate is not available on or prior to the SOFR Replacement Date or (y) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar U.S. dollar denominated syndicated credit facilities syndicated and agented in the United States and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar U.S. dollar denominated credit facilities syndicated and agented in the United States. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to Agent written notice that Required Lenders object to the amendment.

Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for all purposes of the Loan Documents.

3.7 Increased Costs; Capital Adequacy

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2 Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than six months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a Loan occurs on a day other than the end of its Interest Period or tenor, (c) Borrowers fail to repay a Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a Loan prior to the end of its Interest Period or tenor pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Loans

4.1.1 Notice of Borrowing.

(a) To request Loans, Borrower Agent shall deliver a Notice of Borrowing to Agent by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans and Daily Simple SOFR Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of Term SOFR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing is irrevocable and must specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan, Term SOFR Loan or Daily Simple SOFR Loan, and (D) in the case of a Term SOFR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified). If Borrower Agent fails to specify the type of loan required in clause (C) above in any Notice of Borrowing it delivers to Agent, Borrower Agent hereby agrees and expressly elects the Borrowing to be made as a Daily Simple SOFR Loan.

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including any Swingline Loan, Overadvance, Protective Advance, Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2 Funding by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a Term SOFR Loan or a Daily Simple SOFR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3 Swingline Loans; Settlement; Rescindable Amounts.

(a) To fulfill any request for a Base Rate Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of 10% of the aggregate Commitments. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Agent for its own account until settled with or funded by Lenders hereunder. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time.

(b) Settlement of Loans, including Swingline Loans and Protective Advances, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply any payment received from an Obligor to Swingline Loans and Protective Advances, regardless of any designation by any Obligor or anything herein to the contrary. If any Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or otherwise, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Interest on a Loan shall be payable in favor of a Lender from the later of the date the Loan is advanced to Borrowers or the Lender funds the Loan (or participation therein). No Obligor or Secured Party shall be entitled to credit for interest paid by a Secured Party to Agent pursuant to Section 4.1.3(c) or 12.10.2, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

(c) Unless Agent receives notice from Borrowers prior to the date on which a payment is due to Agent for the account of Lenders or Issuing Bank hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to Lenders or Issuing Bank, as applicable, the amount due. With respect to any payment that Agent makes for the account of Lenders or Issuing Bank hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment, a “Rescindable Amount”): (1) Borrowers have not in fact made such payment, (2) Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed), or (3) Agent has for any reason otherwise erroneously made such payment, then each Lender or Issuing Bank, as applicable, severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to or otherwise made for the account of such Lender or Issuing Bank, in immediately available funds with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice by Agent to Issuing Bank, any Lender or any Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

4.1.4 Notices. If Borrowers request, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Agent and Lenders are not liable for any loss suffered by a Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.

4.1.5 Conforming Changes. Agent may make Conforming Changes from time to time with respect to SOFR, Daily Simple SOFR, Term SOFR or any Successor Rate. Notwithstanding anything to the contrary in any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any party to any Loan Document. Agent shall post or provide each such amendment to Lenders and Borrower Agent reasonably promptly after it becomes effective.

4.2 Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated Term SOFR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3 Number and Amount of Term SOFR Loans; Determination of Rate. Each Borrowing of Term SOFR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than four (4) Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated and considered one Borrowing. Upon determining Term SOFR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Borrower hereby designates AENT (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including any notice of borrowing) delivered by or to Borrower Agent on behalf of any Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.5 One Obligation.  The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination . On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 4.1.3(c), 5.4, 5.8, 5.9, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

Section 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a Term SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, at Agent’s discretion, but whenever possible (provided no Default or Event of Default exists) any prepayment shall be applied to Base Rate Loans before Term SOFR Loans.

5.2 Repayment of Loans. Loans may be prepaid from time to time, without penalty or premium, pursuant to a notice of prepayment (in form satisfactory to Agent), delivered to Agent concurrently with prepayment of a Swingline Loan and at least three Business Days prior to prepayment of other Loans; provided, that no such notice shall be required for payments applied pursuant to Section 5.6. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder, and any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.5 and 2.1.6. If a Disposition includes Accounts or Inventory, Borrowers shall apply Net Proceeds to repay Loans equal to the greater of (a) the net book value (or fair market value, if higher) of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from the disposition.

5.3 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Claims, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5 Application and Allocation of Payments

5.5.1 Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion. If funds received by or available to Agent under clause (b) are insufficient to pay fully all Obligations then due and owing, such funds shall be applied (i) ratably to pay interest and fees until paid in full, and then (ii) ratably to pay unreimbursed draws under Letters of Credit and Loan principal then due and owing.

5.5.2 Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) third, to all amounts owing to Issuing Bank;

(d) fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e) fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) sixth, to Cash Collateralize all LC Obligations;

(g) seventh, to all Loans, and to Secured Bank Product Obligations constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of reserves existing therefor;

(h) eighth, to all other Secured Bank Product Obligations; and

(i) last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and no Borrower has any right to direct the application of payments or Collateral proceeds subject to this Section.

5.5.3 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6 Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.7 Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries in a loan account shall be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of a Borrower, the information shall be conclusive and binding on Borrowers for all purposes absent manifest error, except to the extent Borrower Agent notifies Agent in writing within 30 days of specific information subject to dispute.

5.8 Taxes

5.8.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.9. For purposes of Sections 5.8 and 5.9, “Applicable Law” shall include FATCA and “Lender” shall include Issuing Bank.

(b) If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2 Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.8.3 Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.8.4 Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.8.5 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9 Lender Tax Information

5.9.1 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.2 Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.9.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.10 Nature and Extent of Each Borrower’s Liability

5.10.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any Obligor; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) disallowance of any claims of a Secured Party against an Obligor for repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations.

5.10.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Secured Party that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Secured Parties may pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which a Secured Party might otherwise be entitled but for such bidding at any such sale.

5.10.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, or (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) This Section shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

Section 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Subject to Section 6.3(a), Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.

(d) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) Agent shall have received a written opinion of Sills Cummis & Gross P.C., in form and substance satisfactory to Agent.

(g) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(i) Each Borrower shall have provided, in form and substance satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Obligor.

(j) Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since June 30, 2025. In connection with completing such due diligence, Agent shall have received confirmation from the appraiser for the April 2025 appraisal of Borrowers that Agent is entitled to rely on such appraisal, which confirmation shall be satisfactory to Agent in its sole discretion.

(k) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(l) Borrowers shall have paid in full all outstanding obligations under the Ogilvie 2023 Subordinated Note on the Closing Date, so long as the conditions set forth in clause (n) of this Section have been satisfied.

(m) Agent shall have received a Borrowing Base Report prepared as of September 21, 2025.

(n) Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith, Excess Availability shall be at least $24,000,000.

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding a Loan, arranging a Letter of Credit, or granting any other accommodation to or for the benefit of any Borrower), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a) No Default or Event of Default exists;

(b) The representations and warranties of each Obligor in the Loan Documents are true and correct (except for representations and warranties that expressly apply only on an earlier date);

(c) All conditions precedent in each Loan Document are satisfied;

(d) No event has occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect; and

(e) With respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.

6.3 Post-Closing Conditions. The obligation of Agent, Issuing Bank and Lenders to make any Loans hereunder at any time (or to extend any other credit hereunder) shall be subject to the fulfillment, to the satisfaction of Agent, of each of the post-closing covenants set forth below. Borrowers shall, and shall cause the other Obligors to, satisfy each of the post-closing covenants set forth below within such covenant’s prescribed time period; provided, that such covenants may be waived and/or time periods extended by Agent in its sole discretion. Borrowers’ failure to satisfy any covenant within the prescribed time period shall constitute an Event of Default;

(a) Within 60 days of the Closing Date, for each Deposit Account maintained by a Borrower at Bank of America, each such Borrower shall have delivered to Agent a duly executed copy of a Deposit Account Control Agreement in respect thereof; and

(b) Within 60 days of the Closing Date, for each Permitted Foreign Account maintained by a Borrower at Bank of America, each such Borrower shall have delivered to Agent a duly executed copy of an Account Charge or UK Account Charge, as applicable, in respect thereof and deliver such other instruments and agreements, and shall take such actions, as Agent may reasonably request in connection with the foregoing; and

(c) Within 30 Business Days of the Closing Date, Agent shall have received (i) confirmation from Hilco that Agent is entitled to rely on the appraisal of Borrowers completed by Hilco after the Closing Date (“Post-Closing Appraisal”), which confirmation shall be satisfactory to Agent in its sole discretion and (ii) a copy of the Post-Closing Appraisal.

Section 7. COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest and Lien on all personal Property of such Borrower including the following, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Deposit Accounts (including the Permitted Canadian Dollars Account, the Permitted Euros Account, the Permitted Japanese Yen Account, the Permitted UK Euros Account, and the Permitted UK Sterling Account);

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. Agent’s Lien hereunder encumbers all amounts credited to any Deposit Account of each Borrower, including sums in any blocked, lockbox, sweep or collection account. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained for such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2 Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (with the consent of Borrower Agent, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3 Reserved.

7.4 Other Collateral

7.4.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2 Certain After-Acquired Collateral. Borrowers shall (a) promptly notify Agent if a Borrower obtains an interest after the Closing Date in any Deposit Account, Chattel Paper, Document, Instrument, Intellectual Property, Investment Property or Letter-of-Credit Right, and (b) upon request, take such actions as Agent deems appropriate to effect its perfected, first priority Lien on the Collateral, including obtaining any possession, control agreement or Lien Waiver. If Collateral is in the possession of a third party, the applicable Borrower shall obtain an acknowledgment (in form and substance satisfactory to Agent) from such party that it holds the Collateral for the benefit of Agent.

7.5 Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.

7.6 Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7 Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.

Section 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Reports. By the second Business Day of each week, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous week, and at such other times as Agent may reasonably request. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrowers. Agent may from time to time adjust such report (a) to reflect Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent any information or calculation does not comply with this Agreement.

8.2 Accounts

8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the second Business Day of each week, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $100,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or relate to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Accounts. Borrowers shall maintain Dominion Accounts linked with scanner technology or other arrangements acceptable to Agent. Subject to Section 6.3(a), Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account requiring immediate (but no less frequently than daily) deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account via scanner technology. If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3 Inventory

8.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request but in any event by the second Business Day of each week. Each Borrower shall conduct periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each cycle count.

8.3.2 Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3 Acquisition, Sale and Maintenance. Each Borrower shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory; provided, however, that AENT and its Subsidiaries may consign their Inventory so long as the Value of all such consigned Inventory does not exceed $6,000,000 in the aggregate at any one time. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Equipment

8.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3 Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that its value and operating efficiency are preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment to become affixed to Real Estate unless any landlord or mortgagee delivers a Lien Waiver.

8.5 Deposit Accounts.

8.5.1 Maintenance of Deposit Accounts. Schedule 8.5 lists all Deposit Accounts maintained by Borrowers, including Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s first priority Lien on each Deposit Account (except accounts exclusively used for payroll, payroll taxes or employee benefits, other disbursement accounts acceptable to Agent, or an account containing not more than $10,000 at any time) (each such Deposit Account, a “Controlled Account”). Borrowers shall be the sole account holders of each Deposit Account and shall not allow any Person (other than Agent and the depository bank) to have control over their Deposit Accounts or any Property deposited therein. Borrowers shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.5.2 Sweeps of Controlled Accounts.

(a) with respect to the Controlled Accounts other than the Permitted Foreign Deposit Accounts, the applicable depository bank will forward, by daily sweep, all amounts in such applicable Controlled Account to the main Dominion Account at Bank of America; and

(b) with respect to the Permitted Foreign Deposit Accounts, upon the instruction of Agent (an “Activation Instruction”), the applicable depository bank will forward by daily sweep all amounts in such applicable Permitted Foreign Deposit Account to the main Dominion Account at Bank of America. Agent agrees not to issue an Activation Instruction with respect to such Permitted Foreign Deposit Accounts unless a Trigger Period (Dominion) has occurred and is continuing at the time such Activation Instruction is issued. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (the “Rescission”) if: (i) the Trigger Period (Dominion) upon which such Activation Instruction was issued has been waived in writing in accordance with this Agreement, and (ii) no additional Trigger Period (Dominion) has occurred and is continuing prior to the date of the Rescission or is reasonably expected to occur on or immediately after the date of the Rescission. Borrowers shall, (A) with respect to the Permitted Canadian Dollars Account, cause the applicable depository bank to convert to Dollars and sweep to the main Dominion Account at Bank of America at the end of each calendar week, any amounts in excess of Cdn$400,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in such Deposit Account, (B) with respect to the Permitted Japanese Yen Account, cause the applicable depository bank to convert to Dollars and sweep to the main Dominion Account at Bank of America at the end of each calendar week, any amounts in excess of ¥20,000,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in such Deposit Account, (C) with respect to the Permitted UK Euros Account, cause the depository bank to convert to Dollars and sweep to the main Dominion Account at Bank of America at the end of each calendar week, any amounts in excess of €300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in such Deposit Account and the Permitted Euros Account, (D) with respect to the Permitted Euros Account, cause the depository bank to convert to Dollars and sweep to the main Dominion Account at Bank of America at the end of each calendar week, any amounts in excess of €300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in such Deposit Account and the Permitted UK Euros Account, and (E) with respect to the Permitted UK Sterling Accounts, cause the depository bank to convert to Dollars and sweep to the main Dominion Account at Bank of America at the end of each calendar week, any amounts in excess of £300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in all such Deposit Accounts.

8.6 General Provisions

8.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days’ prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance (other than workers’ compensation) and awards from condemnation of Collateral shall be paid directly to Agent for application to the Obligations.

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4 Defense of Title. Each Borrower shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7 Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (in its discretion), without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

Section 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1 Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an Affected Financial Institution or Covered Entity. The information included in the Beneficial Ownership Certification most recently provided to Agent and each Lender is true and complete in all respects.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents (including through electronic means) have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Obligor’s Property.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure. Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

9.1.5 Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6 Accounts.Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(a) it is genuine and in all respects what it purports to be;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7 Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since June 30, 2025, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower and Subsidiary is Solvent.

9.1.8 Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that ensures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9 Taxes. Each Borrower and Subsidiary has timely filed all federal, state and local tax returns and other reports that it is required by law to file, and has timely paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable (whether or not shown on a tax return, and including in its capacity as a withholding agent), except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes and for its current Fiscal Year.

9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11 Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary, and which has not been abandoned or had its use discontinued by all Borrowers and Subsidiaries, is shown on Schedule 9.1.11.

9.1.12 Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

9.1.14 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15 Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by a Borrower.

9.1.16 Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000). No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18 ERISA. Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and ERISA Affiliate has met all applicable material requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect. No Borrower is or will be using “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents.

(c) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%. No Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid. No Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. No Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20 Labor Relations. Except as described on Schedule 9.1.20, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21 Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22 Not a Regulated Entity. No Obligor is (a) an “investment company” or “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, Interstate Commerce Act, any public utilities code or other Applicable Law regarding its authority to incur Debt.

9.1.23 Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

9.1.24 Sanctions; Anti-Corruption Laws. No Borrower, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a country or territory that is the target of any Sanction. Each Obligor and Subsidiary has conducted its business in compliance with all applicable Anti-Corruption Laws.

9.1.25 Mecca and Fulfillment Express.

(a) Mecca is in compliance with Section 10.2.21.

(b) Fulfillment Express is in compliance with Section 10.2.22.

9.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

Section 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Commitment or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

Reimburse Agent for all its charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to one time per Loan Year; and (ii) appraisals of Inventory up to one time per Loan Year; provided, however, that Borrowers shall reimburse Agent for all of its charges, costs and expenses in connection with a second such examination and a second such appraisal of Inventory in any Loan Year to the extent any such additional examination or appraisal is initiated at a time when Availability is less than the greater of (x) $15,000,000 or (y) 15% of the Borrowing Base for 5 consecutive Business Days; and provided further, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed without regard to such limits. Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated and consolidating bases for Parent and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) (i) as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income, cash flow and shareholders equity for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes and (ii) as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, unaudited balance sheets as of the end of such quarter and the related statements of income, cash flow and shareholders equity for such quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such quarter and period, subject to normal year-end adjustments and the absence of footnote;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e) not later than 30 days prior to the end of each Fiscal Year, projections of Parent’s consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month, and for the next three Fiscal Years, year by year;

(f) (i) [reserved], and (ii) at Agent’s request, a listing of each Borrower’s trade payables, specifying creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses (including, without limitation, Forms 10-K, 8-Q or 8-K) that any Borrower files or is required to file with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(i) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Parent’s, Subsidiary’s or other Obligor’s financial condition, ownership or business.

10.1.3 Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s knowledge thereof, of any of the following affecting an Obligor: (a) threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) a pending or threatened labor dispute, strike, walkout or expiration of a material labor contract; (c) default under or termination of a Material Contract; (d) existence of a Default or Event of Default; (e) judgment in an amount exceeding $500,000; (f) assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Sanction or Environmental Law), if an adverse resolution could have a Material Adverse Effect; (h) an Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of an Environmental Notice; (i) occurrence of an ERISA Event that could reasonably be expected to have a Material Adverse Effect; (j) material change in any accounting or financial reporting practice that affects calculation of the Borrowing Base, any reserve or any covenant hereunder; (k) change in any information contained in a Beneficial Ownership Certification delivered to Agent or any Lender; (l) discharge, withdrawal or resignation of Borrowers’ independent accountants; or (m) opening of a new office or place of business, at least 30 days prior to such opening.

10.1.4 Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary for ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall (or Borrowers shall cause such Obligor or Subsidiary to) act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance in form and substance and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $10,000,000; in each case with deductibles, endorsements and assignments satisfactory to Agent.

10.1.8 Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new material License, in each case at least 30 days prior to its effective date; pay all royalties and other amounts when due under any License; and notify Agent of any default or breach asserted by any Person to have occurred under any material License.

10.1.9 Future Subsidiaries. Promptly notify Agent if any Person becomes a Subsidiary and deliver any know-your-customer or other background diligence information requested by Agent or any Lender with respect to such Subsidiary; and (provided it is not a Foreign Subsidiary) cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person, including delivery of legal opinions, in form and substance satisfactory to Agent.

10.1.10 Depository Bank. Maintain Agent as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services; provided, that the foregoing shall not prohibit the maintenance of the NatWest Deposit Account.

10.2 Negative Covenants. As long as any Commitment or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) existing Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with the proceeds of the initial Loan;

(e) Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary in a Permitted Acquisition, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $5,000,000 in the aggregate at any time;

(g) Permitted Contingent Obligations;

(h) Debt owing to sellers of assets or Equity Interests to Parent or any of its Subsidiaries that is incurred by Parent or any of its Subsidiaries in connection with the consummation of one or more Permitted Acquisitions so long as (i) it is not secured by a Lien, (ii) the aggregate principal amount of all such Debt does not exceed $10,000,000 at any one time outstanding, (iii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iv) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent;

(i) Debt of AENT with respect to the Fifth Third Equipment Lease that is in existence as of the Closing Date (“Fifth Third Equipment Lease Obligations”);

(j) [reserved];

(k) Refinancing Debt as long as each Refinancing Condition is satisfied; and

(l) unsecured Debt up to $2,500,000 in the aggregate at any time.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by law;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens on assets (other than Accounts and Inventory) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f); and

(k) existing Liens shown on Schedule 10.2.2;

(l) Liens securing obligations owing to vendors in the Ordinary Course of Business, so long as such Liens are subject to a Vendor Intercreditor Agreement satisfactory to Agent;

(m) Liens on the Financed Accounts in favor of Wells Fargo, as provided in the applicable Wells Fargo Receivables Purchase Agreement;

(n) [reserved];

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by AENT or any of its Subsidiaries in the Ordinary Course of Business so long as any Inventory or Accounts of any Borrower subject to such Liens are reported by Borrowers as ineligible on the most recent Borrowing Base Report;

(p) Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of AENT or any of its Subsidiaries in the Ordinary Course of Business, so long as any Inventory or Accounts of any Borrower subject to such Liens are reported by Borrowers as ineligible on the most recent Borrowing Base Report;

(q) Liens consisting of an agreement to sell or otherwise transfer or dispose of any property in a Permitted Disposition, solely to the extent such Permitted Disposition would have been permitted on the date of the creation of such Lien;

(r) leases and subleases of Real Estate granted in the Ordinary Course of Business which do not interfere in any material respect with the conduct of business of Parent and its Subsidiaries; and

(s) other Liens as to which the aggregate principal amount of the obligations secured thereby does not exceed $500,000.

10.2.3 [Reserved].

10.2.4 Distributions; Upstream Payments. Declare or make any Distributions, except (i) Upstream Payments and (ii) during the period of time starting on February 1st and ending on August 31st of each year, Distributions to the shareholders of Parent, so long as all of the Payment Conditions are satisfied; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make an Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5 Investments. Make any Restricted Investment.

10.2.6 Disposition of Assets. Make any Disposition, except a Permitted Disposition, disposition of Equipment under Section 8.4.2, or transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower.

10.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to:

(a) any Subordinated Debt, except that Borrowers may make regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt, as applicable, and so long as both before and immediately after giving effect to (i) any such principal payment, all of the Payment Conditions are satisfied and (ii) any other regularly scheduled payment of interest and fees, no Event of Default has occurred or would result therefrom.

(b) Borrowed Money (other than the Obligations or Subordinated Debt) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent).

Not less than 5 Business Days prior to the date of any payment permitted under clause (a), a Senior Officer of Borrower Agent shall certify to Agent that all conditions to such payment have been satisfied under this Agreement.

10.2.9 Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; consummate or unwind a Division; effect a Disposition of substantially all its assets; or merge, combine or consolidate with any Person; in each case, whether in a single transaction or series of related transactions, except for (a) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; (b) Permitted Acquisitions; or (c) dissolving Mecca; provided, that, until dissolved, Mecca shall not (and the Obligors shall not permit Mecca to) conduct, transact or otherwise engage in any business or operations or acquire any assets or properties or incur any liabilities except, in any such case, solely in connection with the dissolution thereof.

10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9.

10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent and Subsidiaries.

10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14 Restrictive Agreements. Become a party or be subject to any Restrictive Agreement, except a Restrictive Agreement (a) as in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15 Swaps. Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Borrowers; and (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17.

10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19 Amendments to Subordinated Debt and Fifth Third Equipment Lease. Amend, supplement or otherwise modify any document, instrument or agreement relating to any (i) Subordinated Debt, (ii) Vendor Agreement, except as permitted under the terms of the Vendor Intercreditor Agreements, or (iii) the Fifth Third Equipment Lease, without the written consent of Agent, if the change would be material and adverse to the interests of the Lenders.

10.2.20 [Reserved].

10.2.22 Mecca. Notwithstanding anything to the contrary contained herein, permit Mecca to conduct, transact or otherwise engage in any business or operations or acquire any assets or properties or incur any liabilities except, in any such case, solely in connection with the dissolution permitted under Section 10.2.9(c).

10.2.23 Fulfillment Express. Notwithstanding anything to the contrary contained herein, permit Fulfillment Express to, directly or indirectly, engage in any material business activities, hold, purchase or sell any inventory or any other material assets, grant any Lien or incur any Debt, other than (a) filing for value-added-tax (“VAT”) refunds for goods purchased by Alliance Entertainment from European Union-based suppliers; (b) employing one individual Person solely in connection with effecting the activities set forth in the immediately preceding clause (a); (c) entering into such transactions as expressly permitted in this Agreement to be performed by Fulfillment Express; (d) performing its obligations under its Organic Documents; (e) activities related to the payment of its tax liabilities in the ordinary course of business; and (f) other activities incidental to or in furtherance of any of the foregoing.

10.2.24 NatWest Account. Permit the balance in the NatWest Deposit Account and/or any other deposit account or securities account owned by Fulfillment Express, taken together, to exceed $50,000 in the aggregate at any time.

10.3 Financial Covenants. As long as any Commitment or Obligations are outstanding, Parent and its Subsidiaries, on a consolidated basis, shall:

10.3.1 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 measured on the last day of each calendar month, commencing on September 30, 2025 and on each calendar month thereafter.

Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fails to perform any covenant contained in Section 6.3, 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2, or 10.3.

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; it is unlawful for an Obligor to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default (subject to any grace or cure period) of an Obligor occurs under (i) any Swap or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $3,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach (whether or not any applicable grace period or notice has been satisfied);

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $3,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement or bond of such judgment or order is in effect;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $3,000,000;

(i) An Obligor is enjoined, restrained or prevented by a Governmental Authority from conducting a material part of its business; an Obligor suffers the loss, revocation or termination of a material license, permit, lease or agreement necessary to its business; there is a cessation of a material part of an Obligor’s business for a material period of time; material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor, and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC that would have a Material Adverse Effect, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m) A Change of Control occurs.

11.2 Remedies upon Default. If an Event of Default under Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 12. AGENT

12.1 Appointment, Authority and Duties of Agent

12.1.1 Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2 Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction, even if a Default exists. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could expose any Agent Indemnitee to potential liability.

12.2 Agreements Regarding Collateral and Borrower Materials

12.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf.

12.2.2 Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act on any Communication and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.

12.6 Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents

12.8.1 Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2 Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Secured Party as to any matter, including whether Agent has disclosed material information in its possession. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

12.10 Remittance of Payments and Collections

12.10.1 Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Borrowers at such time, where such payment is a Rescindable Amount, then in any such event each Secured Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by it to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party was comprised, in whole or in part, of a Rescindable Amount.

12.10.3 Distributions. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.

12.11 Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12 Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13 Certain ERISA Matters

12.13.1 Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.13.2 Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 12, 14.3.3 and 14.15, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.15 Appointment of Agent as Security Trustee. For the purposes of any Liens created under a Security Document governed by (i) English law (an “English Security Document”), (ii) Irish law (an “Irish Security Document”; and together with the English Security Documents, the “Foreign Security Documents”) the following additional provisions shall apply, in addition to the provisions set out in this Section 12 or otherwise hereunder.

(a) In this Section 12.15, the following expressions have the following meanings:

(i) “Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Obligor or its assets.

(ii) “Charged Property” means the assets of the Obligors subject to a security interest under a Foreign Security Document.

(iii) “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).

(b) The Secured Parties appoint the Agent to hold the security interests constituted by the Foreign Security Documents on trust for the Secured Parties on the terms of the Loan Documents and the Agent accepts that appointment.

(c) The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Obligor.

(d) Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Obligor.

(e) The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by Applicable Law.

(f) The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the Foreign Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(g) The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by the Foreign Security Documents as may be conferred by the instrument of appointment of that person.

(h) The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(i) The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Agent.

(j) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the Foreign Security Documents, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the Foreign Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(k) Each Secured Party confirms its approval of the Foreign Security Documents and authorizes and instructs the Agent: (i) to execute and deliver the Foreign Security Documents; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the Foreign Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Secured Parties under the Foreign Security Documents.

(l) The Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(m) Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a Foreign Security Document and accordingly authorizes: (i) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (ii) the Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(n) Except to the extent that a Foreign Security Document otherwise requires, any moneys which the Agent receives under or pursuant to a Foreign Security Document may be: (i) invested in any investments which the Agent selects and which are authorized by Applicable Law; or (ii) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Taxes) to the order of the Lenders, and shall pay them to the Lenders on demand.

(o) On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Agent shall (at the cost of the Obligors) execute any release of the Foreign Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.

(p) The Agent shall not be liable for:

(i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a Foreign Security Document;

(ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a Foreign Security Document;

(iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv) any shortfall which arises on enforcing a Foreign Security Document.

(q) The Agent shall not be obligated to:

(i) obtain any authorization or environmental permit in respect of any of the Charged Property or a Foreign Security Document;

(ii) hold in its own possession a Foreign Security Document, title deed or other document relating to the Charged Property or a Foreign Security Document;

(iii) perfect, protect, register, make any filing or give any notice (where applicable) in respect of a Foreign Security Document (or the order of ranking of a Foreign Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

(iv) require any further assurances in relation to a Foreign Security Document.

(r) In respect of any Foreign Security Document, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(s) In respect of any Foreign Security Documents, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.

(t) Every appointment of a successor Agent under a Foreign Security Document shall be by deed.

(u) Section 1 of the Trustee Act 2000 shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.

(v) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

(w) The perpetuity period under the rule against perpetuities if applicable to this Agreement and any Foreign Security Document shall be 80 years from the date of this Agreement.

12.16 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

Section 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4 Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2 Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender, or one or more natural persons. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4 Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4 Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

Section 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers

14.1.1 Amendment. No Modification of a Loan Document shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that

(a) without the prior written consent of Agent, no Modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no Modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no Modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Termination Date applicable to such Lender’s Obligations; (iv) change Section 5.5.2 or any other provision hereof in a manner that alters any pro rata sharing of payments or ratable reduction of Commitments; or (v) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no Modification shall (i) alter Section 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base, Accounts Formula Amount or Inventory Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) [reserved]; (iv) release or subordinate all or substantially all Collateral; (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; or (vi) change any Loan Document provision requiring consent or action by all Lenders;

(e) without the prior written consent of a Secured Bank Product Provider, no Modification shall affect its relative payment priority under Section 5.5.2; and

(f) if Real Estate secures any Obligations, no Modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by Flood Laws or as otherwise satisfactory to all Lenders.

14.1.2 Limitations. Notwithstanding anything in any Loan Document to the contrary, Agent may make or adopt Conforming Changes from time to time and any amendment or notice implementing such changes will become effective without further action or consent of any other party; provided, that Agent shall post or otherwise provide same to Borrowers and Lenders reasonably promptly after it becomes effective. No agreement of any Obligor shall be required for any Modification of a Loan Document that deals solely with the rights and duties of Lenders, Issuing Bank and/or Agent as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for Modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to Modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3 Corrections. Without action or consent by any other party to this Agreement, (a) Agent and Borrower Agent may amend a Loan Document to cure an ambiguity, omission, mistake, typographical error, or other defect in any provision, schedule or exhibit thereof; and (b) Agent may revise Schedule 1.1 to reflect changes in Commitments from time to time.

14.2 Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3 Notices and Communications

14.3.1 Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. In addition, a Communication from Agent to Lenders or Borrowers may, to the extent permitted by law, be delivered electronically (i) by transmitting the Communication to the electronic address specified to Agent in writing by the applicable Lender or Borrower Agent from time to time, or (ii) by posting the Communication on a website and sending the Lender or Borrower Agent notice (electronically or otherwise) that the Communication has been posted and providing instructions (at such time or prior to delivery of such Communication) for viewing it. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if provided electronically by Agent to Lenders or Borrowers, when the Communication (or notice advising of its posting to a website) is sent to the Lender’s or Borrower Agent’s electronic address. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2 Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3 Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by it (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system. Agent may, but is not obligated to, make Communications available to Obligors and Lenders by posting them on IntraLinks™, DebtDomain, SyndTrak, ClearPar or other electronic platform.

14.3.4 Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, which should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor’s securities.

14.3.5 Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of an Obligor even if it is not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, vary from an earlier Communication or later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any Communication purportedly given by or on behalf of any Obligor.

14.3.6 Reliance on Communications. No Secured Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Secured Parties may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Agent shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors, Lenders and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of Electronic Signatures, including liabilities relating to an Obligor’s failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.

14.4 Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Execution; Electronic Records. Any Loan Document, including any required to be in writing, may (if agreed by Agent) be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with any Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document. Any Communication in the form or format of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Agent, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed, original counterpart.

14.9 Entire Agreement. This Agreement shall be effective when executed by Agent and when Agent has received counterparts hereof that, taken together, bear the signature of each other party hereto. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors, attorneys, consultants, service providers and other representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Obligors consent to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or trademarks of Obligors and Subsidiaries. Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13 GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.14 Consent to Forum

14.14.1 Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.14.2 Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14.3 Judicial Reference. If any action or proceeding relating to any Obligations, Loan Documents or related transaction is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be a single active or retired judge) to hear and determine all issues in the case (whether fact or law) and to report a statement of decision; provided, that (a) at the option of any party to such action or proceeding, any issues pertaining to a “provisional remedy” as defined in Cal. Civ. Proc. Code §1281.8 shall be heard and determined by the court, and (b) Borrowers shall be solely responsible to pay all fees and expenses of the referee. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to require judicial reference. In Agent’s discretion, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.15 Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16 Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.16.1 Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.16.2 Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

14.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.18 Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligor’s management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.19 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

By:
Name:	Bruce Ogilvie
Title:	Chairman
Address:
8201 Peters Road., Suite 1000
Plantation, FL 33324
Attn:
Telecopy:

AENT CORPORATION

By:
Name:	Bruce Ogilvie
Title:	Chairman
Address:
8201 Peters Road., Suite 1000
Plantation, FL 33324
Attn:
Telecopy:

ALLIANCE ENTERTAINMENT, LLC

By:
Name:	Bruce Ogilvie
Title:	Chairman
Address:

Attn:
Telecopy:

AEC DIRECT, LLC

By:
Name:	Bruce Ogilvie
Title:	Chairman
Address:

Attn:
Telecopy:

DIRECTTOU, LLC

By:
Name:	Bruce Ogilvie
Title:	Chairman
Address:

Attn:
Telecopy:

PROJECT PANTHER ACQUISITION CORPORATION

By:
Name:	Bruce Ogilvie
Title:	Chairman
Address:

Attn:
Telecopy:

MILL CREEK ENTERTAINMENT, LLC

By:
Name:	Bruce Ogilvie
Title:	Chairman
Address:

Attn:
Telecopy:

COKEM INTERNATIONAL, LTD.

By:
Name:	Bruce Ogilvie
Title:	Chairman
Address:

Attn:
Telecopy:

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and Lender

By:
Title:
Address:

Attn:
Telecopy:

EXHIBIT A

to

Loan and Security Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (“Assignment”) is dated as of the Effective Date set forth below, between the Assignor (“Assignor”) and Assignee (“Assignee”) identified below. Capitalized terms are used herein as defined in the Loan Agreement described below (“Loan Agreement”), receipt of a copy of which is acknowledged by Assignee. The Standard Terms and Conditions set forth in the Annex attached hereto (“Standard Terms”) are incorporated by reference and made a part of this Assignment as if fully set forth herein.

For valuable consideration hereby acknowledged, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, as of the Effective Date and subject to and in accordance with the Standard Terms and Loan Agreement, (a) all of Assignor’s rights and obligations in its capacity as a Lender under the Loan Documents in the amount and percentage interest shown below (including all outstanding rights and obligations under the Loan Agreement relating to outstanding Loans and Letters of Credit thereunder) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, Loan Documents or loan transactions governed thereby, or in any way based on or related to any of the foregoing, including all contract claims, tort claims, malpractice claims, statutory claims, and other claims at law or in equity related to the rights and obligations assigned pursuant to clause (a) above (the rights and obligations assigned by Assignor to Assignee pursuant to clauses (a) and (b) above being, collectively, the “Assigned Interest”). This sale and assignment is without recourse to Assignor and, except as expressly provided herein, without representation or warranty by Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrowers:

4.	Agent:	Bank of America, N.A., as Agent under the Loan Agreement

5.	Loan Agreement: Loan and Security Agreement dated as of _______, 20__, as amended, among Borrowers, Agent and certain financial institutions as Lenders

6.	Assigned Interest:

Amount of Commitment Assigned	Aggregate Commitments of all Lenders	Assigned Percentage of Aggregate Commitments
$	$		%

7.	Effective Date of Assignment (to be inserted by Agent and which shall be the effective date of recordation of transfer by Agent in the loan register): __________________, 20__

[Remainder of Page Intentionally Left Blank]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

Consented to:1

By:
Name:
Title:

1 To be added only if consent of a Borrower or other Person is required by the terms of the Loan Agreement.

ANNEX TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1. Representations and Warranties.

1.1. Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Obligors, their Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by any Obligors or any such Subsidiaries, Affiliates or other Persons of any of their respective obligations under any Loan Document.

1.2. Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is an Eligible Assignee and meets all requirements to be an assignee under the terms of the Loan Agreement (subject to any consents required under the Loan Agreement), (iii) from and after the Effective Date, Assignee shall be bound by the provisions of the Loan Agreement and other Loan Documents as a Lender and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and of such Loan Documents as it has deemed appropriate, and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it in connection with this Assignment pursuant to the terms of the Loan Agreement or otherwise reasonably requested by Agent, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, Assignor or any other Lender, and based on such documents and information as Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by Assignee as a Lender.

1

Assignee represents and warrants, as of the Effective Date, to and covenants from the Effective Date to the date such Person ceases being a Lender under the Loan Agreement, for the benefit of Assignor, Agent, Arranger(s) and their respective Affiliates, and not (for the avoidance of doubt) to or for the benefit of any Obligor, that at least one of the following is and will be true: (w) Assignee is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, Letters of Credit or Commitments; (x) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and acquisition and holding of the Assigned Interest; (y) (I) Assignee is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (II) such Qualified Professional Asset Manager made the investment decision on behalf of Assignee to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Agreement, and to acquire and hold the Assigned Interest, (III) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and the acquisition and holding of the Assigned Interest, satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (IV) to the best knowledge of Assignee, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and acquisition and holding of the Assigned Interest; or (z) such other representation, warranty and covenant as may be agreed in writing between Assignor in its sole discretion, Agent in its sole discretion and Assignee.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which accrue on and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

2